UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): May 11, 2017

CIRCOR INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	001-14962	04-3477276
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

30 CORPORATE DRIVE, SUITE 200
BURLINGTON, MASSACHUSETTS 01803-4238
(Address of principal executive offices) (Zip Code)

(781) 270-1200
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933(§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

☐

Item 1.01    Entry into a Material Definitive Agreement

On May 11, 2017, CIRCOR International, Inc. (the "Company") entered into a new five year secured Credit Agreement (the "New Credit Agreement"), dated as of May 11, 2017, among the Company, as borrower, certain subsidiaries of the Company, as guarantors (the "Subsidiary Guarantors"), the lenders from time to time party thereto (the "Lenders"), SunTrust Bank, as administrative agent, swing line lender and a letter of credit issuer, SunTrust Robinson Humphrey, Inc., KeyBanc Capital Markets Inc. and Citizens Bank, National Association, as joint-lead arrangers and joint-bookrunners, KeyBank National Association, as syndication agent, and Citizens Bank, National Association, as documentation agent. The New Credit Agreement provides for a revolving line of credit, available in an aggregate principal amount of up to $400 million and a term loan which was funded at closing in full, in an aggregate principal amount of $100 million. The term loan requires quarterly principal payments of 1.125% beginning June 30, 2017. The Company may repay any borrowings under the New Credit Agreement at any time, subject to certain limited and customary restrictions stated in the New Credit Agreement. The outstanding principal amounts bear interest at a fluctuating rate per annum (generally the 30 day LIBOR rate) plus an applicable margin, with such margin being determined in accordance with the leverage ratio of the Company.

The New Credit Agreement contains customary representations and warranties of the Company for the benefit of the Lenders. Pursuant to the New Credit Agreement, the Company must comply with various financial and non-financial covenants. The financial covenants include a minimum interest coverage ratio and a maximum leverage ratio. The primary non-financial covenants include, but are not limited to, restrictions on the Company’s ability to conduct certain mergers or acquisitions, sell certain assets, incur certain future indebtedness or liens and make certain investments or loans. The New Credit Agreement also includes certain customary events of default, including, without limitation, payment defaults, representation or warranty inaccuracies, covenant violations, cross-defaults to other agreements evidencing indebtedness for borrowed money, invalidity of certain loan documents relating to the New Credit Agreement, certain judgments, bankruptcy and insolvency events and the occurrence of events constituting a Change of Control. The Lenders are entitled to accelerate repayment of the loans under the New Credit Agreement upon the occurrence, and in certain instances the continuance, of any events of default under the New Credit Agreement.

The New Credit Agreement replaced and terminated the Company’s prior Credit Agreement, dated as of July 31, 2014, (the “Prior Credit Agreement”), among the Company, as borrower, certain subsidiaries of the Company, as guarantors, the lenders from time to time party thereto and SunTrust Bank, as administrative agent, swing line lender and a letter of credit issuer. The Prior Credit Agreement, under which the Company had approximately $254 million outstanding, was terminated, as of May 11, 2017 and replaced by the New Credit Agreement. As of the date of this filing, the Company had $256 million outstanding under the New Credit Agreement.

Each Subsidiary Guarantor absolutely and unconditionally guarantees all of the obligations under the New Credit Agreement. To secure their respective obligations under the New Credit Agreement, the Company and each Subsidiary Guarantor grants a lien in favor of the secured parties thereunder, in substantially all of their assets, subject to certain customary exclusions.

The foregoing description of the New Credit Agreement is qualified in its entirety by reference to the full text of the New Credit Agreement attached as Exhibit 10.01.

In the ordinary course of their business, the Lenders and certain of their affiliates have in the past or may in the future engage in investment and commercial banking or other transactions of a financial nature with the Company or its affiliates, including the provision of certain advisory services and the making of loans to the Company and its affiliates. In particular, certain Lenders or their affiliates were agents and/or lenders under the Prior Credit Agreement.

Item 1.02    Termination of a Material Definitive Agreement

See the disclosure under Item 1.01 above, which is incorporated herein by reference.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

See the disclosure under Item 1.01 above, which is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.    Description

10.01
Credit Agreement (the "New Credit Agreement"), dated as of May 11, 2017, among the Company, as borrower, certain subsidiaries of the Company, as guarantors (the "Subsidiary Guarantors"), the lenders from time to time party thereto (the "Lenders") and SunTrust Bank, as administrative agent, swing line lender and a letter of credit issuer.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 17, 2017	CIRCOR INTERNATIONAL, INC.

/s/ Rajeev Bhalla
By: Rajeev Bhalla
Title: Executive Vice President, Chief Financial Officer